EXHIBIT 1

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The Articles of Association in English are a translation of the French “Statuts” for information purposes only. This translation is qualified in its entirety by reference to the “Statuts.”

Public Limited Company with a Board of Directors

(société anonyme à conseil d'administration)

with a share capital of 2,032,109,915 euros

Registered office: 36/38, avenue Kléber – 75116 PARIS

403 210 032 R.C.S. PARIS

ARTICLES OF ASSOCIATION

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Updated as of 12 May 2005

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Article 1 – Legal Form

By virtue of a resolution of the General Meeting of 30 April 2003, the Company has the legal form of a public limited company with a Board of Directors (société anonyme à conseil d'administration), governed by the laws and regulations in force and, in particular, the French Commercial Code, as well as by these articles of association.

Article 2 - Name

The name of the company is:

VEOLIA ENVIRONNEMENT

The abbreviated name is: V.E

In all deeds and documents issued by the VEOLIA ENVIRONNEMENT, (VEOLIA ENVIRONNEMENT is hereinafter referred to as the "Company") in relation to third parties, this name must be preceded or followed immediately by the words « a public limited company with a Board of Directors » (société anonyme à conseil d'administration) and the amount of the Company's share capital.

The Company may, in its commercial activities, use at its convenience its corporate name and/or the abbreviated corporate name as commercial name.

Article 3 - Object

The object of the Company, directly or indirectly, in France and in all other countries, is:

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carrying on, for private, business and public customers, all service activities relating to the environment and, more particularly, to water, sewage, energy, transport, cleaning, etc.

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acquiring, taking over and exploiting all patents, licences, trade marks and designs relating directly or indirectly to its business activity.

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acquiring interests in existing or future companies through shares, bonds and other securities, whether by subscription, purchase, contribution, exchange or any other means, the Company retaining the right to assign such interests

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and, in general, all commercial, industrial and financial operations and all operations connected with real or movable property, relating directly or indirectly to the above-mentioned object and, in particular, issuing any guarantee, first-demand guarantee, surety and other securities, in particular in favour of any group, undertaking or company in which it holds an interest, in the context of its activities, as well as the financing or refinancing of its activities.

Article 4 – Registered office

The registered office of the Company is at 36/38, avenue Kléber, PARIS 75116.

The registered office may be transferred to another location in the same French département or in an adjacent département by a simple decision of the Board of Directors, subject to ratification of the said decision by the next Ordinary General Meeting of Shareholders, or to any other location by a resolution of an Extraordinary General Meeting of Shareholders, subject to the provisions of the laws in force.

Article 5 - Term

The term of the Company is 99 years with effect from the date of its entry in the Trade and Companies Register, save in the event of an extension or earlier winding up.

Article 6 – Changes in share capital

The capital, which was originally fixed at FRF 250 000, was raised to € 15 million on 9 April 1999.

On the occasion of the Extraordinary General Meeting of 23 December 1999, the capital was increased by:

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€ 973,279,888, raising it from € 15,000,000 to € 988,279,888 through the creation of 161,674,400 new B shares with a par value of € 6.02 each, fully paid up, the 1,000,000 old shares with a par value of € 15 each constituting the A shares.

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€ 632,570,000, raising it from € 988,279,888 to € 1,620,849,888 through the creation of 207,400,000 new C shares with a par value of € 3.05 each, fully paid up.

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€ 1,357,595,051.94, raising it from € 1,620,849,888 to € 2,978,444,939.94 through the creation of € 284,611,122 new D shares with a par value of € 4.77 each, fully paid up.

On the occasion of this same Extraordinary General Meeting, the capital was decreased by:

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€ 10,500,000, bringing it down from € 2,978,444,939.94 to € 2,967,944,939.94, by reducing the par value of the A shares from € 15 to € 4.50.

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€ 245,745,088, bringing it down from € 2,967,944,939.94 to € 2,722,199,851.94, by reducing the par value of the B shares from € 6.02 to € 4.50.

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€ 76,845,002.94, bringing it down from € 2,722,199,851.94 to € 2,645,354,849, by reducing the par value of the D shares from € 4.77 to € 4.50.

Finally, on the occasion of this same Extraordinary General Meeting, the capital was increased by € 300,730,000, raising it from € 2,645,354,849 to € 2,946,084,849, by raising the par value of the C shares from € 3.05 to € 4.50.

On the occasion of the Extraordinary General Meeting of 26 May 2000, the capital was reduced by € 4.50 through the cancellation of one share in order to permit the restructuring of the share capital, which was decreased to € 2,946,084,844.50, divided into 654,685,521 shares with a par value of € 4.50 each.

On 16 June 2000, following a further restructuring, the capital consisted of 218,228,507 shares with a par value of € 13.5 each.

On 19 July 2000, the Management Board decided to issue 127,946,448 shares with a total par value of € 1,727,277,048, which was thus raised to € 4,673,361,892.5.

On 8 April 2002, the Management Board declared an issue of 817 new shares and the associated increase in the Company's share capital, which was thus raised to € 4,673,372,922. This issue of new shares follows the exercise of the subscription rights attached to the 5,719 stock options issued by the Company pursuant to the decision of the Management Board of 10 December 2001 in accordance with the authorization granted by the combined ordinary and extraordinary general meeting of 21 June 2000.

On 24 June 2002, the Management Board declared an issue of 782 new shares and the associated increase in the Company's share capital of €10,557, the capital thus being raised to € 4,673,383,479. This issue of new shares follows the exercise of the subscription rights attached to the 5,474 stock options issued by the Company pursuant to the decision of the Management Board of 10 December 2001 in accordance with the authorization granted by the combined ordinary and extraordinary general meeting of 21 June 2000.

On 2 August 2002, the Chairman of the Management Board declared an issue of 12,550 new shares and the associated increase in the Company's share capital of € 169,425, thus increasing the total capital to € 4,673,552,904. This issue of new shares follows the exercise of the subscription rights attached to the 87,850 stock options issued by the Company pursuant to the decision of the Management Board of 10 December 2001 in accordance with the authorization granted by the combined ordinary and extraordinary general meeting of 21 June 2000.

On 2 August 2002, the Chairman of the Management Board also declared an issue of 57,698,184 new shares and the associated increase in the Company's share capital of € 778,925,484, thus increasing the total capital to € 5,452,478,388. This issue of new shares follows the completion of the capital increase decided by the Chairman of the Management Board on 25 June 2002 based on powers sub-delegated to him by the Management Board during its meeting of 24 June 2002, the Management Board itself acting pursuant to powers delegated to it by the combined ordinary and extraordinary general meeting of 25 April 2002 and after prior authorization of the Supervisory Board on 17 June 2002, in accordance with the articles of association.

On 31 December 2002, the Chairman of the Management Board declared an issue of 1,183,158 new shares and the associated increase in the Company's share capital of € 15,972,633, thus increasing the total capital to € 5,468,451,021. This issue of new shares follows a capital increase reserved for members of the Vivendi

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Environnement Groupe Savings Plan, the terms and conditions of which were specified by the Chairman of the Management Board on 27 June 2002 based on powers sub-delegated to him by the Management Board during its meeting of 24 June 2002, the Management Board itself acting pursuant to powers granted to it by the combined ordinary and extraordinary general meeting of 25 April 2002 and after prior authorization of the Supervisory Board on 17 June 2002, in accordance with the articles of association.

On 24 March 2003, the Management Board declared an issue of 13 new shares and the associated increase in the Company’s share capital of € 175.50, the capital thus being raised to € 5,468,451,196.50.  This issue of new shares follows the exercise of the subscription rights attached to 91 stock options issued by the Company pursuant to the decision of the Management Board of 10 December 2001 in accordance with the authorization granted by the combined ordinary and extraordinary general meeting of 21 June 2000.

During the shareholders meeting of 30 April 2003, the capital was reduced by € 3,443,098,901.50, from € 5,468,451,196.50 to € 2,025,352,295 through a decrease in the par value of the Company’s shares from € 13.5 to € 5 each.

On 30 June 2003 the Chairman and Chief Executive Officer, based on powers sub-delegated to him by the Board of Directors, declared an issue of 9 new shares and the associated increase in the Company’s share capital of € 45, the capital thus being raised to € 2,025,352,340. This issue of new shares follows the exercise of the subscription rights attached to 63 stock options issued by the Company pursuant to the decision of the Management Board of 10 December 2001 in accordance with the authorization granted by the combined ordinary and extraordinary general meeting of 21 June 2000.

On 17 February 2004 the Chairman and Chief Executive Officer, based on powers sub-delegated to him by the Board of Directors, declared an issue of 47 new shares and the associated increase in the Company’s share capital of € 235, the capital thus being raised to € 2,025,352,575. This issue of new shares follows the exercise of the subscription rights attached to 329 stock options issued by the Company pursuant to the decision of the Management Board of 10 December 2001 in accordance with the authorization granted by the combined ordinary and extraordinary general meeting of 21 June 2000.

On 6 December 2004 the Chairman and Chief Executive Officer declared an issue of 1,351,468 new shares and the associated increase in the Company’s share capital of € 6,757,340, the capital thus being raised to € 2,032,109,915. This issue of new shares follows a capital increase reserved for members of the France and International Savings Plans, the terms and conditions of which were specified by the Chairman and Chief Executive Officer on 16 October 2004 based on powers sub-delegated to him by the Board of Directors during its meeting of 16 September 2004, the Board of Directors acting itself pursuant to powers granted to it by the combined ordinary and extraordinary general meeting of 12 May 2004.

Article 7 – Share capital

The capital is set at € 2,032,109,915 divided into 406,421,983 shares with a par value of € 5 each.

Article 8 – Paying up of shares

The shares are issued and paid up in accordance with the provisions of the law.

Article 9 – Form of shares

A)

When shares are fully paid up, they may be in registered or bearer form, at the discretion of the shareholder, subject to applicable laws and regulations in force and these articles of association. Until the shares are fully paid up, they must be in registered form.

Shares are entered in their owner’s name or in the name of an approved intermediary in the Company’s books, in accordance with applicable legal conditions and terms.

The Company may, at any time and in accordance with applicable laws and regulations in force, request of the central depositary managing the share register on its behalf to provide it with the name (or in the case of legal entities, the legal name thereof), nationality and address of shareholders or other owners of Company securities that confer a right, immediately or after a time, to vote in its meetings of shareholders, the amount of shares or other securities held by each person or entity, and, if applicable, the restrictions placed on such shares or other securities.

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B)

In addition to the thresholds provided for by laws and regulations in force, any person or legal entity, whether acting alone or in concert, who becomes the owner or ceases to own, directly or indirectly, a fraction – of share capital, voting rights or securities providing access to the share capital of the Company after a time – equal to or greater than 1% or a multiple of this fraction, shall be required to notify the Company by registered letter with return receipt, within a period of fifteen days from the date on which one of these thresholds is crossed, specifying its own identity and that of the persons acting in concert with it, and the total number of shares, voting rights or securities providing access to the capital after a time, which said person possesses alone or in concert, directly or indirectly.

If any person fails to comply with the above provisions, and provided that one or more shareholders holding at least 1% of the Company’s share capital or voting rights so request (to be reflected in the minutes of the general shareholders’ meeting), the shares that exceed the relevant fraction that should have been declared will be deprived of voting rights for all shareholders’ meetings until the end of a two-year period following the date on which their owner complies with the notification requirements above.

The intermediary registered as holder of securities in accordance with the third paragraph of Article L. 228-1 of the French Commercial Code is obliged, without prejudice to the obligations of owners of shares, to make the statements provided for in this article, for all the securities for which it is registered in an account. This request will be reported in the minutes of the concerned Shareholders’ meeting.

Failure to comply with this obligation may entail the application of the sanctions set forth in Article L. 228-3-3 of the French Commercial Code.

Article 10 – Assignment and transfer of shares

The shares shall be freely negotiable, unless otherwise provided in the laws or regulations.

The transfer of shares, whether gratuitously or for a consideration, shall be effected, whatever their form, by a transfer from one account to another, in accordance with the modalities laid down by law.

Article 11 – Rights and obligations attaching to shares

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Each share shall confer the right to a portion of the profits or capital proportional to the amount of the capital which it represents and shall confer the right to vote and be represented in the General Meetings, in accordance with the conditions laid down by the law and these Articles of Association.

Every shareholder shall have the right to be informed about the course of the Company's business and to have certain business documents communicated at the times and subject to the conditions laid down by the law and these Articles of Association.

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The shareholders shall be liable for losses only to the extent of their contributions to the share capital.

Unless otherwise provided by the law or these Articles of Association, no majority can impose an increase in their commitments. In the event of any change of ownership, the rights and obligations attaching to a share are transferred to the new owner.

Possession of a share automatically implies full adherence to the resolutions of the General Meeting and to these Articles of Association.

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Whenever it is necessary to be in possession of a certain number of shares in order to exercise some right in the event of an exchange, restructuring or allocation of shares, or in the event of an increase or decrease in capital, a merger or any other operation, shareholders in possession of a number of shares lower than the number required to exercise such rights may exercise the said rights only if they themselves obtain the required number of shares.

The shares are indivisible with regard to the Company.

Article 12 – Board of Directors

The company is managed by a Board of Directors made up of directors elected by the General Meeting of Shareholders. The Board of Directors shall consist of a minimum of three and a maximum of eighteen directors, except for any derogation from these numbers that may result from the provisions of law.

The directors shall be appointed by the Ordinary General Meeting, and may be dismissed by it at any time.  Each director must be the owner, or must become the owner within three months of his appointment, of at least 750

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registered Company shares.  This provision does not apply to employee shareholders appointed as directors pursuant to the law, if any.

The members of the Board of Directors shall be appointed by the Ordinary General Meeting for a term of six years.  They may be re-elected.  The Board of Directors will be renewed every three years, such renewal to affect half of the members of the Board of Directors if the Board is made up of an even number of directors or half of the members adjusted to the next higher unit at the end of the first three years if the board is made up of an odd number of directors.  For application of this provision, the withdrawal order of the directors will be determined during the first meeting of the Board of Directors by the unanimous vote of the members present or represented or, if the vote is not unanimous, by drawing lots during the meeting.  Once the withdrawal order is established, renewal will take place by seniority of appointment.  The term of office of directors designated or chosen by lot for withdrawal will automatically become null and void.

A director appointed to replace another director whose term of office has not expired, will exercise his duties only for the remaining term of office of his predecessor.

At the end of each Annual General Meeting, no more than one third of the members of the Board of Directors in office may be over seventy years old.

Except for termination of the employment contract, resignation, dismissal or death, the appointment of an employee director shall end at the end of the Ordinary General Meeting of Shareholders called to approve the accounts for the prior financial year and held in the year during which the term of office of such employee director expires.

If one or more positions on the Board of Directors should become vacant due to death or resignation, then the Board of Directors may make provisional appointments during the period between two General Meetings.  The provisional appointments made by the Board of Directors shall then be subject to ratification by the next Ordinary General Meeting.

Each director undertakes to comply with the obligations that become theirs in this capacity and, in particular, those that limit the number of corporate offices they may hold.

Article 13 – Chairman of the Board of Directors

The Board of Directors shall elect, from among the natural persons who are members, a Chairman and may, as needed, elect one or two Vice-Chairmen.  It shall determine their term of office, which shall not exceed that of the designated person's term of office as director.  Regardless of the term for which they are granted, the positions of Chairman and of Vice-Chairmen, if any, shall expire no later than at the end of the meeting of the Ordinary General Meeting of Shareholders having considered the accounts for the prior financial year and held in the year during which the designated person reaches the age of seventy.

The Board of Directors shall determine its Chairman's compensation.

The Board shall be chaired by the Chairman or, if he is absent, by the eldest of the Vice-Chairmen attending the meeting or, by default, by a director chosen by the Board at the beginning of the meeting.

In case of temporary impediment or death of the Chairman, the Board of Directors may delegate to a Vice-Chairman or a director the duties of Chairman for a limited term.  In case of death, this delegation shall be valid until the election of a new Chairman.

The Chairman of the Board of Directors represents the Board of Directors.  He organizes and conducts the works of the Board, and reports on the work of the Board to the General Meeting.  He supervises the functions of the Company's management organs and ensures, in particular, that the directors are able to fulfil their responsibilities.

Article 14 – Deliberations of the Board of Directors

The Board of Directors shall meet as often as the Company's interest requires.

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The directors are convened to the Board of Directors' meetings by the Chairman, to be held either at the registered office, or at any other place mentioned in the notice of meeting.  The agenda may be determined only at the time of the meeting.  When a meeting has not be held for more than two months, a number equal to at least one-third of the members of the Board of Directors may ask the Chairman to call the meeting for a specific agenda.  In case of dissociation of the positions of Chief Executive Officer and Chairman of the Board of Directors, the Chief Executive Officer may also request that the Chairman call the Board of Directors for a specific agenda.

The notices of meeting are made by any means, even orally.

The deliberations are made under the quorum and majority conditions provided for by law. In case of a tie vote, the Chairman of the meeting shall have the deciding vote.

Directors attending the meeting by videoconference or any other means that may be recognized by the law in force are deemed to be present, within the limits provided for by law, for purposes of calculating quorum and majority.

An attendance register is kept and signed by the directors attending the Board of Directors' meeting that shall also mention the name of directors deemed to be present, if any.

The Board appoints the person acting as secretary, who need not be a member.

A director may grant a written proxy to another director to represent him at a meeting of the Board of Directors.  During each meeting, each director may exercise only one proxy.

The Employees' Committee shall be represented at the Board's meetings under the terms and conditions provided for by the laws in force.

Article 15 – Minutes

The discussions of the Board of Directors are described in minutes prepared in a special register or on numbered loose leaves, under the conditions laid down by the laws in force.  In addition to the information required by law, the minutes are signed by the Chairman of the meeting and at least one director; in case of impediment of the Chairman of the meeting, the minutes are signed by at least two directors.

Copies or extracts from the minutes of the deliberations are certified either by the Chairman of the Board of Directors, or by the Chief Executive Officer, or a Deputy Chief Executive Officer, or by the director temporarily delegated to fulfil the functions of the Chairman, or by a proxy empowered for this purpose.

Article 16 – Powers of the Board of Directors

The Board of Directors determines the Company’s business strategy and supervises its implementation.  Subject to the powers expressly granted to General Meetings of Shareholders and within the scope of the corporate purpose, it is competent to consider all issues relating to the functioning of the Company and decides upon all matters related thereto.

The Board of Directors may carry out such checks and controls as it sees fit.  Each Director receives all information necessary for his assignment and may require that any documents he considers necessary be provided to him.

The Board of Directors may authorize the Chief Executive Officer to grant guarantees, endorsements and sureties in the Company's name, subject to a total limitation amount set by the Board.

Article 17 – Committees

The Board of Directors may decide to establish committees to study questions submitted for their attention by the Board of Directors or its Chairman.  It shall determine the membership and the powers of the committees. The committees have consultative powers and conduct their activities under the responsibility of the Board of Directors.

Where applicable, the Board of Directors determines the remuneration of the members of the committees.

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The committees may delegate certain specific assignments to third parties.  They must advise the Chairman of the Company's Board of Directors of their intention to do so, prior to making such a delegation.

Article 18 - Remuneration of the members of the Board of Directors

The General Meeting may allocate to the directors, as directors' fees, a fixed annual sum, the amount of which shall be determined by the General Meeting, which shall not be bound by the provisions of the Articles of Association or by prior decisions. The Board of Directors may divide the total sum allocated among the members at its discretion.

The Board of Directors may also allocate exceptional compensation to the directors in the circumstances and under the conditions established by law.

Article 19 – General Management

The Company's general management shall be assumed, under his responsibility, either by the Chairman of the Board of Directors, or by any other individual, whether a director or not, appointed by the Board of Directors and referred to as the Chief Executive Officer.

The Board of Directors' decisions relating to the choices between the two methods by which general management is exercised are made in accordance with these Articles of Association.  The shareholders and third parties are informed of this choice under the conditions established by law.

The Chief Executive Officer shall have the broadest powers to act under all circumstances in the Company's name.  He shall exercise his powers within the limit of the corporate purpose and subject to those powers that the law expressly grants to General Meetings of Shareholders and to the Board of Directors.  He represents the Company in its relations with third parties.

The Board of Directors shall determine the compensation and term of office of the Chief Executive Officer.

Regardless of the term for which it is granted, the term of office as Chief Executive Officer ends no later than at the end of the Ordinary General Meeting of Shareholders having considered the accounts for the prior financial year and held in the year during which the Chief Executive Officer reaches the age of seventy.

When the Company's general management is assumed by the Chairman of the Board of Directors, the provisions of the Articles of Association and the law relating to the Chief Executive Officer apply to the Chairman.

Article 20 – Deputy Chief Executive Officers

Upon the proposal of the Chief Executive Officer, the Board of Directors may appoint one or more individuals to assist the Chief Executive Officer, to be referred to as Deputy Chief Executive Officer(s). The maximum number of Deputy Chief Executive Officers shall be five.

By agreement with the Chief Executive Officer, the Board of Directors determines the scope and term of the powers granted to Deputy Chief Executive Officer(s).  However, with regard to third parties, the Deputy Chief Executive Officer(s) shall have the same powers as the Chief Executive Officer.

Regardless of the term for which they are granted, the position of each Deputy Chief Executive Officer shall end no later than at the end of the Ordinary General Meeting of Shareholders having considered the accounts for the prior financial year in the year during which the Deputy Chief Executive Officer reaches the age of seventy.

The Board of Directors may dismiss Deputy Chief Executive Officers at any time upon the proposal of the Chief Executive Officer.

Article 21 - Auditors

The Statutory Auditor or Auditors shall be appointed and carry out their task in accordance with the law.

Article 22 – General meetings

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The collective decisions of the shareholders shall be taken in Ordinary, Extraordinary, Special or Combined General Meetings, depending on the nature of the resolutions they are called on to pass.

2 -

General Meetings shall be convened and shall deliberate in accordance with the conditions laid down by law.  They shall be held at the registered office of the Company or at any other place indicated in the invitation.

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3 -

The right to take part in Meetings is subject:

  in the case of the owners of registered shares, to entry of the shareholder or the intermediary registered on their behalf, in accordance with the law, in the Company's books;

  in the case of owners of bearer shares, to the dispatch of a certificate of entry issued by a bank, financial institution or a stock exchange company, or of a certificate evidencing the non-disposability of the bearer shares, to the place indicated in the invitation.

The deadline for the completion of these formalities is at 3:00 p.m. (Paris time) on the day prior to the date on which the Meeting is held.

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The officers of the Meeting shall certify the accuracy of the attendance sheet duly signed by the shareholders and proxies present, to which will be annexed the powers granted to each proxy and, where applicable, the postal voting forms.

The shareholders may, under the conditions laid down by law and regulations, send their proxy and postal voting forms for any General meeting either in paper form or, upon decision of the Board of Directors published in the notice of meeting or convening notice, by electronic transmission under the conditions set by the notice.

Upon decision of the Board of Directors to use such telecommunication means, published in the notice of meeting or convening notice, shareholders attending the meeting by videoconference or telecommunication means that allow for their identification shall be deemed to be present for calculation of the quorum and the majority, under the conditions provided for by law and regulations.

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Meetings shall be chaired by the Chairman of the Board of Directors or, in his absence, by the eldest Vice-Chairman present, or by any other person they may elect.

The officers of the Meeting shall be the Chairman, appointed in the manner indicated above, and two tellers (scrutateurs).  The Chairman shall designate a secretary, who need not be a shareholder.

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The deliberations of the Meeting shall be recorded in minutes, signed by the officers of the Meeting and entered in a special book in accordance with the conditions laid down by law. Copies and extracts of the minutes shall be duly certified under the conditions laid down by the law.

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Each time it is necessary to own several shares to exercise a right or for purposes of a transaction affecting the capital or working capital of the Company, the securities in a number lower than that required grant their owner no right against the Company, the shareholders being responsible, in such a case, for grouping the necessary number of shares.

Article 23 – Financial year

The financial year shall begin on 1 January and end on 31 December.

Article 24 – Allocation and distribution of profits

The profit available for distribution shall consist of the net profit for the year, less previous losses and the various deductions provided for by the law, plus profits carried forward.

The General Meeting may resolve to distribute sums drawn on the reserves at its free disposal, expressly indicating the reserve headings from which the drawings have been made.

After approving the accounts and taking note of the existence of sums available for distribution (including profits available for distribution and the sums drawn on the reserves referred to above, if any), the General Meeting shall resolve to distribute them, wholly or in part, to the shareholders as dividends, to allocate them to the reserves, or to carry them forward.

The General Meeting shall have the power to grant the shareholders an option to receive all or part of the dividend made available for distribution or advances against dividends in the form of cash or scrip, in accordance with the conditions laid down by law. Furthermore, the General Meeting may decide, for all or part of a dividend, advance on dividends, reserve or premium available for distribution or any capital decrease, that this dividend or capital decrease will be made in kind by delivery of assets of the Company.

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The Board of Directors shall have the power to distribute advances on dividends prior to the approval of the annual accounts, in accordance with the conditions laid down by the law.

The Extraordinary General Meeting may decide to carry out a capital decrease, not based on losses, through a decrease in the par value of the share.  The amount of the capital decrease, i.e. the difference between the former par value and the new par value, multiplied by the number of existing shares, shall be recorded in an “issuance premium” account; it being understood that this amount will not be available for distribution.  Nevertheless, it may subsequently be reincorporated into the capital or be used to amortize corporate losses.

Article 25 – Winding up - Liquidation

At the end of the life of the Company or in the event of earlier winding up, the General Meeting shall determine the method of liquidation and shall appoint and determine the powers of one or more liquidators, who shall discharge their functions in accordance with the law.

Article 26 - Disputes

Any dispute which may arise during the life of the Company, or after winding up during the course of the liquidation operations, whether between the shareholders, the bodies responsible for management or administration, and the Company, or between the shareholders themselves in relation to business matters or the execution of the provisions of these Articles of Association, shall be referred to the jurisdiction of the competent courts at the location of the corporate headquarters.

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